AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                       ON JUNE 17, 1997

                       FILE NO. 0-20915

              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                          FORM S-8
                    REGISTRATION STATEMENT
               UNDER THE SECURITIES ACT OF 1933

                     GEO PETROLEUM, INC.
                     -------------------
    (Exact Name of Registrant as Specified in its Charter)

California                                   33-0328958
----------                                   ----------
(State or Other Jurisdiction of         (IRS Employer ID No.)
Incorporation or Organization)

25660 Crenshaw Blvd., Suite 201
-------------------------------
Torrance, California 90505
--------------------------
(Address of Principal Executive Offices)

Geo Petroleum, Inc. 1997 Consultant's Plan
------------------------------------------
(Full Title of the Plans)

Gerald T. Raydon, President
---------------------------
Geo Petroleum, Inc.
-------------------
25660 Crenshaw Blvd., Suite 201
-------------------------------
Torrance, California 90505
--------------------------
(Name and Address of Agent for Service)

(310) 539-8191
--------------
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

                            Proposed       Proposed
Title of                    Maximum        Maximum
Securities     Amount       Offering       Aggregate  Amount of
to be          to be        Price          Offering   Registration
Registered     Registered   Per Share<F1>  Price      Fee

Common Stock   125,000      $4.125<F2>     $515,625   $156.25
TOTAL          125,000      $4.125<F2>     $515,625   $156.25

<F1>
Pursuant to Rule 457(h)(3) this Registration covers resales of the common stock offered hereby.
<F2>
Calculated pursuant to Rule 457(h)(1) and (3) under the Securities Act of 1933, as amended.
</FN)

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 and the introductory
Note to Part I of Form S-8.


                            Part II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

     The following documents previously filed with the securities and exchange commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

     (b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997;

     (c) The description of the Company's Common Stock contained under the caption Description of Common Equity in its Form 10 Registration Statement (File No. 0-20915, filed June 21, 1996); and all amendments and reports filed for the purpose of updating that description; and

     (d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated
             herein by reference and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     Counsel rendering an opinion in this matter is the President and Chairman of the Board of Directors of the Company and is the owner of approximately 46% of the Common
Stock of the Company.

Item 6. Indemnification of Directors and Officers

     As permitted by California law, the bylaws of the Company provide broad rights of indemnification to the officers and directors of the Company. The Articles of Incorporation of the Company provide, in part, that:

     (a) The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) The corporation is authorized to provide indemnification of agents, as defined in
             Section 317 of the California Corporations Code, through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, which indemnification may be in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code with respect to actions for breaches of duty to the corporation and its shareholders.

     (c) Any amendment, repeal, or modification of any provision of this Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

The Bylaws of the Company (Exhibit 3.2 to Form 10-SB) provide for additional indemnification in Article 16 thereof, which is incorporated herein by reference.

Item 7.     Exemption From Registration Claimed

     Not applicable.

Item 8.     Exhibits

     4.1 Articles of Incorporation of the Company, as amended (incorporated by reference to
             Exhibit No. 3.1 (a - c) to the Registration
             Statement on Form 10-SB, which was filed with the Securities and Exchange Commission under No. 0-20915).

     4.2 Bylaws of the Company (incorporated by reference to Exhibit No. 3.2 to the Registration Statement on Form 10-SB, which was filed with the Securities and Exchange Commission under No. 0-20915).

     4.3     Consulting Agreement between the Company and
             Sayed Consulting, Inc. (filed herewith).

     5.1 Opinion of Gerald T. Raydon as to the validity of the securities registered hereunder (filed herewith).

     23.1 Consent of Gerald T. Raydon (set forth in the opinion filed as Exhibit 5.1 to this Registration
             Statement).

     23.2    Consent of Ernst & Young, LLP (filed herewith).

Item 9.  Undertakings

A.     The undersigned registrant hereby undertakes:
       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any additional or changed material information on the plan of distribution, provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the
Securities
       Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant
       to the provisions described in Item 6 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such
       liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether
       such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Torrance, State of California on June 17, 1997.


Geo Petroleum, Inc.


By: \s\  GERALD T. RAYDON
---------------------------
Gerald T. Raydon
President and Chairman of the Board
(Principal Executive Officer)






                         POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald
T. Raydon, his true and lawful attorney in fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange commission and any state or other securities authority, granting unto each said attorney in fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them or their of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature              Title                       Date
---------              -----                       -----
\s\ GERALD T. RAYDON   Chairman of the Board       June 14, 1997
--------------------   and President
Gerald T. Raydon       (Principal Executive Officer)


\s\ ALYDA L. RAYDON     Director, Chief Financial  June 14, 1997
--------------------    Officer and Secretary
Alyda L. Raydon         (Principal Financial and
                        Accounting Officer)

William J. Corcoran     Director                   June 14, 1997

                         EXHIBIT INDEX


Exhibit Number Description

4.1     Articles of Incorporation of the Company, as amended

4.2     Bylaws of the Company

4.3     Consulting Agreement between the Company and Sayed
        Consulting, Inc.

5.1 Opinion of Gerald T. Raydon, as to the validity of the securities registered hereunder.

23.1 Consent of Gerald T. Raydon (set forth in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2    Consent of Ernst & Young, LLP

                             EXHIBIT 4.3


SAYED CONSULTING, INC.
14726 Ramona Avenue, Suite 410
Chino, CA 91710
Phone:  (909) 393-4130
Fax:    (909) 393-4725



                AGREEMENT FOR CONSULTING SERVICES
                ---------------------------------

Sayed Consulting, Inc. a Nevada Corporation, ("SCI") agrees to provide GEO Petroleum, Inc. ("Company") with the following services commencing January 29, 1997 and lasting for an initial period of twelve (12) months:

1. SCI will review and analyze all aspects of the Company's investment funding needs and make recommendation.

2. SCI will review all of the available general information concerning the Company, as well as all recently published information available relating to the Company's marketing efforts and produce a "Corporate Profile" in brokerage style format to be approved by the Company prior to circulation.

3. SCI will use its best efforts to get a research report to be written on the Company.

4. SCI will provide the Company feedback from the investment community and formulate steps the Company may consider taking in view of such feedback.

5. SCI personnel will be available to the Company to field any calls from firms and brokers inquiring about the Company.

6. SCI will mail "Corporate Profiles" to potential investors on its marketing lists and any others provided by the Company.

7. SCI will track the prospect responses and make timely recommendations to the Company as to the timing and contents of its future advertising projects.

Sayed Consulting, Inc.
Agreement for Consulting Services
---------------------------------
Page 2 of 3
PROGRAM GOALS:
1. SCI expects to heighten the public awareness of the existence and merits of the Company.

2. Networking of the brokerage community with a public relations program to produce ongoing and amplified results for the Company.

3. Initiate the use of the most effective methods available for disseminating information about the Company to the investment public.

4.     Protect the interests of the Company.

5. Analyze and translate the program results to make recommendation for maximum efficiency in the use of promotional expenditures.

COMPENSATION:

A. Company will pay to SCI an initial set up allowance of $5,000.00 upon signing this Agreement.

B. Company will pay to SCI $2,000.00 per month for its non-accountable expenses for the duration of the contract payable by the tenth day of each month. SCI will be reimbursed all third party expenses incurred in the normal course of business related to the dissemination of information about the Company such as stationary, mail, courier, telephone, fax, travel, etc. SCI may request Company to reimburse extra-ordinary expenses which may only be incurred upon advance written approval by Company.

C. Company will grant SCI an option to purchase up to 125,000 share of its common stock at $4.125 per share. These options will vest proratably 10,000 options on the last day of each 30 day period in the first eleven months of the term of this Agreement (Example: First 10,000 options vest on February 28, 1997), and 15,000 in the twelfth month. This option may be exercised in whole or in part. The option exercise price is equal to the market value of the stock on the date hereof, January 9, 1997.

Sayed Consulting, Inc.

Agreement for Consulting Services
---------------------------------
Page 3 of 3



TERMINATION:

Either party may terminate this contract upon thirty days written notice, and thereupon all rights and obligations hereunder shall terminate; provided that all services and compensation therefor shall continue until the termination date.

ISSUANCE, COMPLIANCE WITH LAW:

Company will take all necessary steps and file all needed documents with the appropriate authorities in the United
States to give effect to the above option and shall be responsible for all cost and expenses in this connection.

EXERCISE:

Company will deliver the shares underlying the option upon SCI's written request for exercise together with payment of the option price.


Agreed and accepted by the parties on January 9, 1997, and effective as of January 29, 1997.



GEO Petroleum, Inc.                    Sayed Consulting, Inc.


/s/  GERALD T. RAYDON                  /s/  WASEEM A. SAYED
-------------------------              -----------------------
Gerald T. Raydon,                      Waseem A. Sayed, Ph.D.
President                              President

                            EXHIBIT 5.1
                            EXHIBIT 23.1

Geo Petroleum, Inc.
25660 Crenshaw Boulevard, Suite 201
Torrance, California 90505

Re: Registration of 120,000 shares of Common Stock pursuant to a Registration Statement on Form S-8

Ladies and gentlemen:

     I have acted as counsel for Geo Petroleum, Inc., a California Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement"), of 125,000 shares of Common Stock, no par value, of the Company (the "Common Stock"), all of which shares are to be issued in connection with the Company's consulting agreement with Sayed Consulting, Inc. (the "Option Agreement"), as further described in the Registration Statement.

     I have made such inquiries and examined such documents as i have considered necessary or appropriate for the purpose of giving the opinion hereinafter set forth. I have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

     Based upon the foregoing, having regard for such legal considerations as i deem relevant, and assuming, with respect to the shares of Common Stock issued under the Option Agreement (i) the availability of a sufficient number of shares of Common Stock authorized by the Company's Articles of Incorporation then in effect, and (ii) no change occurs in applicable law or the pertinent facts, i am of the opinion that the 125,000 shares of Common Stock that may be issued and sold by the Company from time to time under the Option Agreement, will upon issuance and delivery against payment therefor, be duly authorized and legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. By so consenting, I do not thereby admit that our firm's consent is required by Section 7 of the Securities Act. I further advise you that my wife and I are the joint holders of approximately 46% of the outstanding stock of the Company and I am the president thereof, all as disclosed in the Registration Statement.

Very truly yours,

Gerald T. Raydon
Attorney for Geo Petroleum, Inc.

                           EXHIBIT 23.2

                   CONSENT OF ERNST & YOUNG LLP,
                       INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 0-20915) pertaining to the 1997 Consultant's Plan of Geo Petroleum, Inc. of our report dated March 28, 1997 with respect to the consolidated financial statements of Geo Petroleum, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                               ERNST & YOUNG LLP


Los Angeles, California
June 17, 1997

                  June 16, 1997


                             PRIVILEGED AND CONFIDENTIAL
                             ---------------------------

Ernst & Young LLP
2049 Century Park East
Los Angeles, CA 90067
   Attention:  Alex Bender

                  Re:  Geo Petroleum, Inc.

     Geo Petroleum, Inc. has requested that we update our letter to you dated March 5, 1997 and this letter is in response to such request. Subject to the limitations and exceptions contained in our letter of March 5, 1997, we advise you that there is no change in the status of the matters described therein, save for the following. The Company has received a notice from the attorneys representing a lessor of one of the oil and gas leases in the Company's Vaca Tar Sands Unit purporting to withdraw from the unit. The Company has responded to such notice pointing out that the notice was not given within the time parameters required by the unit agreement. Our involvement was limited to reviewing the Company's response, which if factually correct, would resolve the matter in favor of the Company.

     This letter is solely for the use of Ernst & Young LLP as described in the March 5, 1997 letter.

                       Respectfully submitted,

                       Rodney C. Hill, A
                       Professional Corporation


                       By  /s/  RODNEY C. HILL
                          -----------------------
                          Rodney C. Hill